Exhibit 99.01

NEURALSTEM PRESENTED CELL THERAPY UPDATE AT PHACILITATE CELL & GENE THERAPY WORLD CONFERENCE

NSI-566 Trial Data Reveals Biological Activity Across Multiple Neurodegenerative Diseases: ALS, Chronic Spinal Cord Injury, and Stroke

GERMANTOWN, MD, January 27, 2016 -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company using neural stem cell technology to develop regenerative therapies and small molecule pharmaceutical drugs for CNS diseases and disorders, announced that Karl Johe, Ph.D., Neuralstem’s Chairman and Chief Scientific Officer, provided an update on the company’s ongoing NSI-566 cell therapy clinical programs at the Phacilitate Cell & Gene Therapy World conference in Washington D.C.

The presentation reviewed the company’s NSI-566 human spinal cord-derived neural stem cells investigational trials for the treatment of amyotrophic lateral sclerosis (ALS), chronic spinal cord injury (cSCI), and motor deficits due to ischemic stroke. Dr. Johe highlighted the consistent biological activity and multiple modes of therapeutic actions, including the rescue of motor neurons, motor improvement, and neuronal integration in NSI-566 animal and human clinical data. He concluded that the collective trial data analysis showed the cells consistently demonstrated biological activity in all three indications.

Neuralstem’s NSI-566 cells have been safely administered to 40 patients, in dosing ranges of 1.2 million to 24 million cells per patient, in four investigational safety trials. The consistent safety profile continues to validate Neuralstem’s physiologically relevant stem cell technology platform. The company and its collaborators from leading research institutions conclude that the data supports the advancement of clinical development in each of the three indications.

“The consistent biological activity of motor improvement by NSI-566 across multiple disease conditions in humans supports our regenerative hypothesis and is consistent with our preclinical data,” said Dr. Johe. “Based on these encouraging results, we are preparing to conduct additional clinical trials in in each of these incurable neurodegenerative indications.”

NSI-566/ALS: A review of the Phase I and Phase II trials suggested a treatment-emergent improvement of function along multiple endpoints, including improved lung capacity, muscle strength, and a slowing of ALS progression. Phase I data shows long-term graft survival with transient immunosuppression. Additionally in Phase II, the data revealed that more than 50% of the patients experienced a reduction in the ALS Functional Rating Scale (ALSFRS) decline when compared to historical data sets. The remaining subjects, the majority of which had very low grip strength at entry, did not experience a change in their rate of decline. Based on these observations, the next trial will only include patients with sufficient muscle strength remaining for potential rescue.

NSI-566/cSCI: The Phase I feasibility study involved four AIS A thoracic-spinal cord injury patients (motor and sensory complete), one-to-two years post-injury at the time of stem cell treatment. They each received 1.2 million cells in six injections around the site of the spinal cord injury. The stem cell treatment demonstrated feasibility and safety; there were no serious adverse events. A self-reported ability to contract some muscles below the level of injury was confirmed via clinical and electrophysiological follow-up examinations in one of the four patients treated. There was no change in the clinical status of the three other patients. All patients will be followed for a total of five years. Dr. Johe commented that the investigators are planning to add a second cohort of four more patients to the study.

NSI-566/Ischemic Stroke: Dr. Johe presented encouraging preliminary results from the first cohort of patients in the Phase I NSI-566 feasibility study for treatment of paralysis from stroke. The Phase I trial is designed to treat three cohorts of three post-stroke patients each, with Cohort A receiving 5 injections of 40,000 cells each; Cohort B receiving 5 injections of 80,000; and Cohort C receiving 15 injections of 80,000 cells each. The clinicians have completed dosing the second cohort. Dr. Johe added that an innovative brain injection cannula, which can safely inject higher doses of cells, was introduced into the study. The trial is being conducted at BaYi Brain Hospital in Beijing, China.

Dr. Johe’s presentation slides from the Phacilitate Cell & Gene Therapy World conference are posted on the Investor Center of the Company’s website, www.neuralstem.com.

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for many central nervous system diseases and conditions.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The company has completed Phase 1a and 1b trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to initiate a Phase 2 efficacy study for MDD in 2016.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, which met primary safety endpoints. In addition to ALS, NSI-566 is also in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Neuralstem's next generation stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1) protein. The treatment is currently in preclinical investigation for Alzheimer's disease (AD). In animal study reported at the 2015 Annual Meeting of the American Neurological Association, the cells improved cognition and reduced amyloid beta (Aβ) plaque load in AD mice.

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2014, and Form 10-Q for the three and nine months ended September 30, 2015, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC.

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Contact:

Neuralstem – Investor Relations:

Danielle Spangler 301.366.1481

Planet Communications - Media Relations:

Deanne Eagle 917.837.5866